Exhibit 10.7

EXCISE TAX REIMBURSEMENT AGREEMENT

THIS EXCISE TAX REIMBURSEMENT AGREEMENT (this “Agreement”) is made on and as of this first day of June, 2007, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748, for its subsidiaries, affiliates and itself; and Robert W. Dowens, Sr. (“Executive”), whose business address is 520 South Avenue, Westfield, NJ 07090.

BACKGROUND

WHEREAS, Executive is, or may subsequent to the date of this Agreement become, a party to, or payee, grantee or beneficiary under, certain agreements and compensation arrangements with CPB and certain of its subsidiaries including, but not limited to, a Change in Control and Assumption Agreement, a Supplemental Executive Retirement Agreement, stock option plans, and equity incentive plans, pursuant to which the Executive may receive or may be deemed to have received payments and benefits which are, in the aggregate, “parachute payments” within the meaning of Section 280A of the Internal Revenue Code of 1986 (the “Code”) and Treasury Regulations Section 1.280G-1; and

WHEREAS, as a result of the application of Sections 280G and 4999 of the Code, or any successor to such provisions, the payments to Executive under such agreements and compensation arrangements may be subject to the imposition of an excise tax upon Executive; and

WHEREAS, CPB wishes to preserve the full economic value of the payments and benefits provided to Executive under such agreements and compensation arrangements, and prevent any diminution in their economic value as a result of the imposition of an excise tax upon Executive with respect to such payments; and

WHEREAS, in order to serve that purpose, CPB, for its present and prospective subsidiaries, affiliates and itself, and Executive wish to enter into this Agreement.

NOW, THEREFORE, on consideration of the promises set forth in this Agreement, the sufficiency of which are hereby acknowledged, CPB, for its present and prospective subsidiaries, affiliates and itself, and Executive agree as follows:

1. Reimbursement Payment. If all or any portion of the payments or benefits received, derived, or to be received or derived by Executive under (i) any present or prospective compensation arrangement of any type which is sponsored by CPB or any present or prospective subsidiary or affiliate of CPB, and in which the Employee is or becomes a participant, or (ii) any present or prospective agreement between CPB or any present or prospective subsidiary or affiliate of CPB, on the one hand, and Executive, on the other, will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (with all payments and benefits which are so subject, excluding the Reimbursement Payment, being hereinafter referred to as the “Total Payments”), then CPB shall pay, at the time specified in Section 3, to the Executive an additional amount (the “Reimbursement Payment”) such that the net amount retained by the Executive, after deduction of (a) any Excise Tax on the Total Payments and (b) any Federal, state and local income and employment taxes and Excise Tax upon the Reimbursement Payment, shall be equal to the Total Payments.

2. Determination of Amount of Reimbursement Payment. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the aggregate amount of the Total Payments shall be treated as a “parachute payments” (within the meaning of Section 280G(b)(2) of the Code and Treas. Reg. 1.280G-1 Q/A-2) unless, and only to the extent that, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by CPB or the accounting firm which was, immediately prior to the Change in Control, CPB’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments; (B) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code and Treas. Reg. 1.280G-1 Q/A-3 shall be treated as subject to the Excise Tax unless, and to the extent that, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) are not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the applicable principles of Sections 280G(d)(3) and (4) of the Code, and the pertinent Treasury Regulations. All fees and expenses of Tax Counsel and the Auditor shall be borne solely by CPB. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Reimbursement Payment is to be made, and state and local income taxes at the highest marginal rate of taxation to which Executive will be subject in the calendar year in which the Reimbursement Payment is to be made, net of the maximum actual reduction in Federal income taxes which could be obtained from deduction of such state and local taxes and taking into account the full tax effect of the reduction in itemized deductions under Section 68 of the Code and the imposition of the Alternative Minimum Tax, if any, it being the express purpose of this provision to put Executive in the same economic position as Executive would have been in had the Excise Tax not been imposed.

3. Timing of Reimbursement Payment. The Reimbursement Payment shall be made upon the payment to Executive of the Total Payments, unless it is initially determined by CPB or Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 4 that the Total Payments are subject to the Excise Tax, in which case the Reimbursement Payment shall be made when the Excise Tax is imposed upon Executive.

4. Administration of Controversies Pertaining to Total Payments or Reimbursement Payment. Executive shall notify CPB in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CPB of a Reimbursement Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise CPB of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to CPB (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If CPB notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: give CPB any information reasonably requested by CPB relating to such claim; take such action in connection with contesting such claim as CPB shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by CPB and reasonably satisfactory to Executive; cooperate with CPB in good faith in order to effectively contest such claim; and permit CPB to control any proceedings relating to such claim as provided below; provided, however, that CPB shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on a fully affected after-tax basis, for (i) any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and (ii) the payment of costs and expenses. CPB shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as CPB shall determine; provided, however, that if CPB directs Executive to pay such claim and sue for a refund, CPB shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on a fully affected after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income derived by Executive with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable CPB to contest such claim, Executive may limit this extension solely to such claim. CPB’s control of the contest shall be limited to issues with respect to which a Reimbursement Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by CPB without Executive’s consent if such position or resolution could reasonably be expected to adversely affect Executive (including any other tax position of Executive unrelated to the matters covered hereby).

5. Refund of Contested Excise Tax. In the event that Executive receives a refund of the Excise Tax previously paid, Executive shall repay to CPB, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by Executive from the Internal Revenue Service on the refund, and an amount equal to the reduction in Executive’s Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 2. If, after the receipt by Executive of an amount advanced by CPB in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and CPB does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

6. Effect of Terms of Inconsistent Agreements and Compensation Arrangements. CPB and Executive acknowledge that certain agreements and compensation arrangements to which Executive is a party or under which Executive is a participant, including, but not limited to, the Officer Supplemental Life Insurance Plan of January 1, 2005, may include provisions which may have the effect of capping the benefits paid under such agreements or arrangements so as to account for, and avoid, the imposition of an Excise Tax. CPB and Executive further acknowledge that this Agreement is intended to negate the economic effect of any such capping provision. In the event that any such capping provision remains in effect at such time as the Total Payments are made to Executive, than CPB shall make an additional payment to the Executive in an amount equal to the positive difference between (i) the amount which would have been paid to Executive under any such agreement or compensation arrangement in the absence of a capping provision, and (ii) the amount which is actually paid, or due and payable, to Executive under such agreement or compensation arrangement. The additional payment shall be made by CPB at the same time as the payment is actually paid, or due and payable, to Executive under such agreement or compensation arrangement. Total Payments shall be calculated to include any additional payment by CPB to Executive under this Section 6 of this Agreement for all purposes of this Agreement.

7. Miscellaneous. This Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by CPB and Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding to the full extent of its applicability upon any successor (whether direct or indirect, by acquisition, purchase, merger, consolidation, liquidation or otherwise) to CPB, and CPB shall obtain an enforceable assumption of this Agreement in writing by any such successor. This Agreement is personal to Executive, and Executive may not assign any of his or her rights or duties hereunder, but this Agreement shall be fully enforceable in accordance with its terms by Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, and intending to be mutually bound, CPB, for its present and prospective subsidiaries and affiliates, and itself, and Executive have executed this Agreement on and as of the date first written above.

IN WITNESS WHEREOF, CPB and TTB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ EDWIN WOJTASZEK	/s/ ROBERT W. DOWENS, SR.
Robert W. Dowens, Sr., individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/ MICHAEL W. KOSTELNIK	By: /s/ CHARLES T. PARTON
Michael W. Kostelnik, Secretary	Charles T. Parton, Chairman

ATTEST:	THE TOWN BANK

/s/ FREDERICK H. KURTZ__________	By: /s/ JOSEPH F.X. O’SULLIVAN
Frederick H. Kurtz, Secretary	Joseph F.X. O’Sullivan, Chairman